Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

JACOBS SOLUTIONS INC.

(A DELAWARE CORPORATION)

September 13, 2024

The Amended and Restated Bylaws (the “Bylaws”) of Jacobs Solutions Inc. (the “Corporation”) are hereby amended as follows:

1. As of the date hereof until completion of the Distribution (defined below), the first sentence of Section 2.4 of the Bylaws is hereby amended and restated as follows:

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment or postponement thereof, or entitled to express consent to corporate action in writing without a meeting pursuant to Article IX of the Certificate of Incorporation, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) nor less than ten (10) days prior to any other action; provided that such ten (10) day minimum period shall not apply to the “Distribution” as defined in the Separation and Distribution Agreement, dated as of November 20, 2023, among the Corporation, Amazon Holdco Inc., Amentum Parent Holdings LLC and Amentum Joint Venture LP (the “Separation Agreement”).

2. Immediately following the Distribution, the first sentence of Section 2.4 of the Bylaws is hereby amended and restated as follows:

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment or postponement thereof, or entitled to express consent to corporate action in writing without a meeting pursuant to Article IX of the Certificate of Incorporation, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) nor less than ten (10) days prior to any other action.

3. As amended herein, the Bylaws of the Corporation are hereby ratified and confirmed and shall continue in full force and effect.